EXHIBIT 10.19

LEASE AGREEMENT

This Lease, made this    1st       day of        December                   , 2006 between   CROSSROADS ASSOCIATES AND CLOCKTOWER ASSOCIATES                            , hereinafter called Landlord, and     AVISTAR COMMUNICATIONS CORPORATION, a Delaware Corporation, hereinafter called Tenant.

WITNESSETH:

Landlord hereby leases to Tenant and Tenant hereby hires and takes from Landlord those certain premises (the “Premises”) outlined in red on Exhibit “A-1 and A-2”, attached hereto and incorporated herein by this reference thereto more particularly described as follows:

Approximately 21,711 square feet of rentable space (which includes Tenant’s prorata share of building common areas) located on the tenth entire (10th) floor (approximately 17,702 square feet) and a portion of the first (1st) floor (approximately 4,009 square feet) of the “Building” located at 1875 South Grant Street, San Mateo, San Mateo County, California.  Tenant’s Suite Numbers in the Building on the tenth (10th) and first (1st) floors shall be 1000 and 130 respectively.

As used herein the Complex shall mean and include all of the land outlined in red and described in Exhibit “B”, attached hereto, and all of the buildings, improvements, fixtures and equipment now or hereafter situated on said land.

Said letting and hiring is upon and subject to the terms, covenants and conditions hereinafter set forth and Tenant covenants as a material part of the consideration for this Lease to perform and observe each and all of said terms, covenants and conditions.  This Lease is made upon the conditions of such performance and observance.

1.             Tenant shall use the Premises only in conformance with applicable governmental laws, regulations, rules and ordinances for the purpose of            General Office, Storage, Distribution, Marketing  and other legally related uses           and for no other purpose.  Tenant shall not do or permit to be done in or about the Premises or the Complex nor bring or keep or permit to be brought or kept in or about the Premises or the Complex anything which is prohibited by or will in any way increase the existing rate of (or otherwise affect) fire or any insurance covering the Complex or any part thereof, or any of its contents, or will cause a cancellation of any insurance covering the Complex or any part thereof, or any of its contents.  Tenant shall not do or permit to be done anything in, on or about the

Premises or the Complex which will in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Complex or injure or unreasonably annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or unreasonably objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or the Complex.  No sale by auction shall be permitted on the Premises.  Tenant shall not place any loads upon the floors, walls, or ceiling, which endanger the structure, or place any harmful fluids or other materials in the drainage system of the building, or overload existing electrical or other mechanical systems.  No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the building in which the Premises are a part, except in trash containers placed inside exterior enclosures designated by Landlord for that purpose or inside of the building proper where designated by Landlord.  No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Premises or on any portion of common area of the Complex.  No loudspeaker or other device, system or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior written consent of Landlord.  Tenant shall not commit or suffer to be committed any waste in or upon the Premises.  Tenant shall indemnify, defend and hold Landlord harmless against any loss, expense, damage, attorney’s fees, or liability arising out of failure of Tenant to comply with any applicable law applicable to the use of the Premises by Tenant.  Tenant shall comply with any covenant, condition, or restriction (“CC&R’s”) affecting Tenant’s activities within the Premises.  The provisions of this paragraph are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Complex.

2.             TERM

A.  The term of this Lease shall be for a period of    Sixty    (60) months (unless sooner terminated as hereinafter provided) and, subject to Paragraph 2(B) and shall commence on the   1st      day of     April      , 2007  and end on the     31st     day of   March     , 2012.

B.                   Possession of the Premises shall be tendered and the term of this Lease shall commence on April 1, 2007.  Commencing upon the full execution of this Lease Agreement, Tenant shall have access to the Premises prior to April 1, 2007 for the installation of furniture, telephone and computer related equipment and such access shall be subject to all the terms and conditions of the Lease, excluding the payment of Basic Rent and Additional Rent.   It is hereby understood and agreed that Tenant’s activities during this Early Access Period shall not interfere with or delay Landlord’s construction of the improvements described in Paragraph 8 below.  In the event Tenant Improvements, as described below in Paragraph 8 herein, are substantially completed prior to April 1, 2007, Tenant is herein granted the right to occupy the Premises during the Early Access Period with operating personnel subject to all the terms and conditions of the Lease.  During this early occupancy with operating personnel, Tenant will only be responsible for the payment of Additional Rent prior to April 1, 2007.  In the event Tenant occupies the Premises early, as provided for herein, nevertheless the commencement date of the Lease shall remain April 1, 2007.

C.                                    OPTION TO EXTEND

Provided Tenant is in occupancy of at least eighty (80%) percent of the Premises and not in default on any of the terms, covenants or conditions of this Lease, and subject to the terms and conditions set forth hereafter, Tenant is granted the option to extend the term of Lease on the Premises to March 31, 2017 on the following terms and conditions:

(a)                                  On or before October 1, 2011, Tenant shall notify Landlord in writing of Tenant’s exercise of this option to extend the term of the Lease to March 31, 2017.

(b)                                 The extended term of the Lease shall commence on April 1, 2012 and shall terminate on March 31, 2017.

(c)                                  The Basic Rent, as of the commencement date of the Extended Term of the Lease, shall be the then prevailing market rate for similar Class A office space in San Mateo and Foster City with annual adjustments at the rate of increase then being charged in the market for similar space.

(d)                                 The then current payment for Additional Rent described in Paragraph 4D of the Lease shall continue to be paid and adjusted according to Paragraph 4D of this Lease.

(e)                                  This option to extend can be exercised only by Avistar Communications Corporation,  a Delaware Corporation, a parent, subsidiary or an affiliate, for its sole use of the Premises and may not be transferred or assigned to any sublessee or other party, nor may this option be exercised by Avistar Communications Corporation,  a Delaware Corporation, for the use of the Premises by any sublessee or party other than Avistar Communications Corporation,  a Delaware Corporation, occupying the Premises as of the commencement date of any extended Term.

3.             POSSESSION  If Landlord, for any reason whatsoever (other than Landlord’s breach of this Lease), cannot deliver possession of said Premises to Tenant at the scheduled commencement of said term, as hereinbefore specified, this Lease shall not be void or voidable; nor obligation of Tenant shall be affected thereby; nor shall Landlord or Landlord’s agents be liable to Tenant for any loss or damage resulting therefrom; but in that event the commencement and termination dates of the Lease, and all other dates affected thereby (including rent adjustment dates) shall be revised to conform to the date of Landlord’s delivery of possession in the condition described in Paragraph 8, as specified in Paragraph 2 (b), above.  The above, is, however, subject to the provision that the period of delay of delivery of the Premises shall not exceed 15 days from the scheduled commencement date herein (except those delays caused by Acts of God, strikes, war, utilities, governmental bodies, weather, unavailable materials, and delays beyond Landlord’s control shall be excluded in calculating such period) in which instance Tenant, at its option, may, by written notice to Landlord, terminate this Lease whereupon any monies previously paid by Tenant to Landlord shall be reimbursed to Tenant upon demand.  In addition, for each day that the date the Premises are Ready For Occupancy is delayed beyond April 1, 2007 for any reason (including force majeure events), the date the Tenant is otherwise obliged to commence payment of Basic Monthly Rent shall be delayed by one day for each day of such delay.

4.             RENT

A.  Basic Rent.  Tenant agrees to pay to Landlord at such place as Landlord may designate without deduction, offset, prior notice, or demand on the first (1st) day of each calendar month of the term of this Lease, and Landlord agrees to accept as Basic Rent for the leased Premises the total sum of _Two Million Two Hundred Seventy One Thousand Two Hundred Twenty and 20/100_____Dollars ($2,271,220.20) in lawful money of the United States of America, payable as follows::

$34,620.45	shall be due and payable upon execution of this Lease and represents payment of the Basic Rent for the first month of the lease term from April 1, 2007 through April 30, 2007.

The following amounts shall be due and payable on or before the first day of each month of the lease term thereafter as indicated for the time periods described:

	Basic Rent - Suite 1000	Basic Rent - Suite 130	Total Basic Rent
	17,702 RSF	4,009 RSF	21,711 RSF

4/1/07 to	$29,208.30	$5,412.15	$34,620.45
3/31/08	@ $1.65 NNN	@ $1.35 NNN

4/1/08 to	$30,624.46	$5,612.60	$36,237.06
3/31/09	@ $1.73 NNN	@ $1.40 NNN

4/1/09 to	$32,040.62	$5,813.05	$37,853.67
3/31/2010	@ $1.81 NNN	@ $1.45 NNN

4/1/2010to	$33,456.78	$6,013.50	$39,470.28
3/31/2011	@ $1.89NNN	@ $1.50 NNN

4/1/2011to	$34,872.94	$6,213.95	$41,086.89
3/31/2012	@ $1.97 NNN	@ $1.55 NNN

B.  Time for Payment.  In the event that the term of this Lease commences on a date other than the first day of a calendar month, on the date of commencement of the term hereof Tenant shall pay to Landlord as rent for the period from such date of commencement to the first day of the next succeeding calendar month that proportion of the monthly rent hereunder which the number of days between such date of commencement and the first day of the next succeeding calendar month bears to thirty (30).  In the event that the term of this Lease for any reason ends on a date other than the last day of a calendar month, on the first day of the last calendar month of the term hereof Tenant shall pay to Landlord as rent for the period from said first day of said last calendar month to and including the last day of the term hereof that proportion of the monthly rent hereunder which the number of days between said first day of said last calendar month and the last day of the term hereof bears to thirty (30).

C.  Late charge.  Notwithstanding any other provision of this Lease, if Tenant is in default in the payment of rent as set forth in this Paragraph 4 when due, or any part thereof, Tenant agrees to pay Landlord, in addition to the delinquent rental due, a late charge for each rental payment in default ten (10) days after written notice.  Said late charge shall equal ten  (10%) percent of each rental payment so in default.

D.  Additional Rent.  Beginning with the commencement date of the term of this Lease, Tenant shall pay to Landlord in addition to the Basic Rent and as Additional Rent the following:

(1)           Tenant’s proportionate share of all utilities relating to the Complex as set forth in Paragraph 11, and

(2)           Tenant’s proportionate share of all Taxes relating to the Complex as set forth in Paragraph 12, and

(3)                                  Tenant’s proportionate share of all insurance premiums relating to the Complex, as set forth in Paragraph 15, and

(4)                                  Tenant’s proportionate share of expenses for the operation, management, maintenance and repair of the Building (including common areas of the Building) and Common Areas of the Complex in which the Premises are located as set forth in Paragraph 7, and

(5)                                  All charges, costs and expenses, which Tenant is required to pay hereunder, together with all interest and penalties, costs and expenses including attorney’s fees and legal expenses, that may accrue thereto in the event of Tenant’s failure to pay such amounts, and all damages, reasonable costs and expenses which landlord may incur by reason of default of Tenant or failure on Tenant’s part to comply with the terms of this Lease.  In the event of nonpayment by Tenant of Additional Rent, Landlord shall have all the rights and remedies with respect thereto as Landlord has for nonpayment of rent.

Tenant shall pay to Landlord monthly, in advance,  Tenant’s prorata share of an amount estimated by Landlord to be Landlord’s approximate average monthly expenditure for such Additional Rent items, which estimated amount shall be reconciled at the end of each calendar year as compared to Landlord’s actual expenditure for said Additional Rent items, with Tenant paying to Landlord, upon demand, any amount of actual expenses expended by Landlord in excess of said estimated amount, or Landlord refunding to Tenant any amount of estimated payments made by Tenant in excess of Landlord’s actual expenditures for said Additional Rent items.

Tenant’s payment for such Additional Rent as of the commencement of the Term of this Lease shall be       Twenty Thousand Eight Hundred Forty Two and 56/100     ($20,842.56) Dollars per month ($0.96  x  21,711 s.f.  =  $20,842.56).

Any payments required to be made by Tenant for Additional Rent shall be made by check or instrument separate from that check or instrument used by Tenant to make any payments for Basic Rent pursuant to paragraph 4 A.

The respective obligations of Landlord and Tenant under this paragraph shall survive the expiration or other termination of the term of this Lease, and if the term hereof shall expire or shall otherwise terminate on a day other than the last day of a calendar year, the actual Additional Rent incurred for the calendar year in which the term hereof expires or otherwise terminates shall be determined and settled on the basis of the statement of actual Additional Rent for such calendar year and shall be prorated in the proportion which the number of days in such calendar year preceding such expiration or termination bears to 365.

E.  Place of Payment of Rent and Additional Rent.  All Basic Rent hereunder and all payments hereunder for Additional Rent shall be paid to Landlord at the office of Landlord at 1875 South Grant Street, Suite 100, San Mateo, CA 94402, or to such other person or to such other place as Landlord may from time to time designate in writing.

F.  Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the sum of        Fifty Five Thousand and 00/100_ ($55,000.00) Dollars (the “Security Deposit”).  Said sum shall be held by Landlord as a Security Deposit for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof.  If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of rent and any of the monetary sums due herewith, Landlord may (but shall not be required to ) use, apply or retain all or any part of this Security Deposit for the payment of any other amount which Landlord may spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default.  If any portion of said Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in the amount sufficient to restore the Security Deposit to its original amount.  Tenant’s failure to do so shall be a material breach of this Lease.  Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such Deposit.  The Security Deposit or any balance thereof after application by Landlord to Tenant’s default(s), shall be returned to Tenant (or at Landlord’s option, to the last assignee of Tenant’s interest hereunder) at the expiration of the Lease term and after Tenant has vacated the Premises.  In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer said Deposit to Landlord’s successor in interest whereupon Tenant agrees to release Landlord from liability for the return of such Deposit or the accounting therefor.

5.             RULES AND REGULATIONS AND COMMON AREA  Subject to the terms and conditions of this Lease and such reasonable Rules and Regulations as Landlord may from time to time prescribe, Tenant and Tenant’s employees, invitees and customers shall, in common with other occupants of the Complex in which the Premises are located, and their respective employees, invitees and customers, and others entitled to the use thereof, have the non-exclusive right to use the access roads, parking areas, and facilities provided and designated by Landlord for the general use and convenience of the occupants of the Complex in which the Premises are located, which areas and facilities are referred to herein as “Common Area”  This right shall terminate upon the termination of this Lease.  Landlord reserves the right from time to time to make changes in the shape, size, location, amount and extent of Common Area.  Landlord further reserves the right to promulgate such reasonable rules and regulations relating to the use of the Common Area, and any part or parts thereof, as Landlord may deem appropriate for the best interests of the occupants of the Complex.  The Rules and Regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant, and Tenant shall abide by them and cooperate in their observance.  Such Rules and Regulations may be reasonably amended by Landlord from time to time, with or without advance notice, and all amendments shall be effective upon delivery of a copy to Tenant.  Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Complex of any of said Rules and Regulations.

Landlord shall operate, manage and maintain the Common Area.  The manner in which the Common Area shall be maintained and the expenditures for such maintenance shall be consistent with comparable buildings and at the discretion of Landlord.

6              PARKING  Tenant shall have the right at no charge to use with other tenants or occupants of the Complex 69 undesignated parking spaces in the common parking areas of the Complex. Tenant agrees that Tenant, Tenant’s employees, agents, representatives and/or invitees shall not use parking spaces in excess of said 69 spaces allocated to Tenant hereunder.  Landlord shall have the right, at Landlord’s sole discretion, to specifically designate the location of Tenant’s parking spaces within the common parking areas of the Complex (but in a non-discriminatory manner) in the event of a dispute among the tenants occupying the building and/or Complex referred to herein, in which event Tenant agrees that Tenant, Tenant’s employees, agents, representatives and/or invitees shall not use any parking spaces other than those parking spaces specifically designated by Landlord for Tenant’s use.  Said parking spaces, if specifically designated by landlord to Tenant, may be relocated by Landlord at any time, and from time to time.  Landlord reserves the right, at Landlord’s sole discretion, to rescind any specific designation of parking spaces, thereby returning Tenant’s parking spaces to the common parking area.  Landlord shall give Tenant written notice of any change in Tenant’s parking spaces.  Tenant shall not, at any time, park, or permit to be parked, any trucks or vehicles adjacent to the loading areas so as to interfere in any way with the use of such areas, nor shall Tenant at any time park, or permit the parking of Tenant’s trucks or other vehicles or the trucks and vehicles of Tenant’s suppliers or others, in any portion of the common area not designated by Landlord for such use by Tenant.  Tenant shall not park not permit to be parked, any inoperative vehicles or equipment on any portion of the common parking area or other common areas of the Complex.  Within 48 hours following notice to Tenant, Tenant agrees to ensure compliance by its employees with the parking provision contained herein.  If Tenant or its employees park in other than such designated parking areas and fails to cure within 48 hours, then Landlord may charge Tenant, as an additional charge, and Tenant agrees to pay, ten ($10.00) Dollars per day for each day or partial day each such vehicle is parked in any area other than that designated.  Tenant hereby authorizes Landlord at Tenant’s sole expense to tow away from the Complex any vehicle belonging to Tenant or Tenant’s employees parked in violation of these provisions, or to attach violation stickers or notices to such vehicles.  Tenant shall use the parking areas for vehicle parking only, and shall not use the parking areas for storage.

7.             EXPENSES OF OPERATION, MANAGEMENT AND MAINTENANCE OF THE COMMON AREAS OF THE COMPLEX, PREMISES AND BUILDING IN WHICH THE PREMISES ARE LOCATED  Landlord shall maintain the Common Areas, the Building and the Premises in condition and repair comparable to similar buildings.  As Additional Rent and in accordance with Paragraph 4 D of this Lease, Tenant shall pay to Landlord Tenant’s proportionate share (calculated on a square footage or other equitable basis) of all expenses of operation, management, maintenance and repair of the Common Areas of the Complex including, but not limited to, license, permit and inspection fees; security; utility charges associated with exterior landscaping and lighting (including water and sewer charges); all charges incurred in the maintenance of landscaped areas, lakes, parking lots, sidewalks, driveways; maintenance, repair and replacement of all fixtures and electrical, mechanical and plumbing systems; structural elements and exterior surfaces of the buildings; salaries and employees benefits of personnel and payroll taxes applicable thereto; supplies, materials, equipment and tools; the cost of capital expenditures which have the effect of reducing operating expenses, provided, however, that in the event Landlord makes such capital improvements, Landlord shall amortize its investment in said improvements (together with interest at the rate of eight (8%) percent per annum on the unamortized balance) as an operating expense in accordance with standard accounting practices, provided, that such amortization is not a rate greater than the anticipated savings in the operating expenses and further provided that any applicable reserve shall be applied before the charge is made.

                As Additional Rent and in accordance with paragraph 4D of this Lease, Tenant shall pay its proportionate share (calculated on a square footage or other equitable basis) of the cost of operation (including common utilities), management, maintenance and repair of the Premises and the building (including common areas such as lobbies, restrooms, janitor’s closets, hallways, elevators, mechanical and telephone rooms, stairwells, entrances, spaces above the ceilings) in which the Premises are located.  The maintenance items herein referred to include, but are not limited to, janitorization, electrical systems (such as outlets, lighting fixtures, lamps, bulbs, tubs, ballasts), heating and airconditioning controls (such as mixing boxes, thermostats, time clocks, supply and return grills), all interior improvements within the Premises including but not limited to: wall coverings, window coverings, acoustical ceilings, vinyl tile, carpeting, partitioning, doors (both interior and exterior, including closing mechanisms, latches, locks), and all other interior improvements of any nature whatsoever, all windows, window frames, plate glass, glazing, truck doors, main plumbing systems of the building (such as water and drain lines, sinks, toilets, faucets, drains, showers and water fountains), main electrical systems (such as panels and conduits), heating and air conditioning systems (such as compressors, fans, air handlers, ducts, boilers, heaters), store fronts, roofs, downspouts, building common area interiors (such as wall coverings, window coverings, floor coverings and partitioning), ceilings, building exterior doors, skylights (if any), automatic fire extinguishing systems and elevators; license, permit, and inspection fees; security; salaries and employee benefits of personnel and payroll taxes applicable thereto; supplies, materials, equipment and tools; the cost of capital expenditures which have the effect of reducing operating expenses, provided, however, than in the event Landlord makes such capital improvements, Landlord may amortize its investment in said improvements (together with interest at the rate of eight (8%) percent per annum on the unamortized balance) as an operating expense in accordance with standard accounting practices, provided, that such amortization is not at a rate greater than the anticipated savings in the operating expenses.  Tenant hereby waives all rights under, and benefits of, subsection 1 of Section 1932 and Section 1941 and 1942 of the California Civil Code and under any similar law, statute or ordinance now or hereafter in effect.  Tenant agrees to provide carpet shields under all rolling chairs or to otherwise be responsible for wear and tear of the carpet caused by such rolling chairs if such wear and tear exceeds that caused by normal foot traffic in surrounding areas.  Areas of excessive wear shall be replaced at Tenant’s sole expense upon Lease termination.

“Additional Rent” as used herein shall not include and notwithstanding anything to the contrary in this Lease Tenant shall have no obligation to pay, reimburse Landlord for, or otherwise perform any of the following repairs, replacements, costs, or expenses (collectively “costs”):

A.                                    Landlord’s debt repayments; interest on charges;

B.                                      Costs and expenses directly or indirectly incurred by Landlord for the benefit of any other tenant; cost for the installation of partitioning or any other tenant improvements; and/or cost of attracting tenants;

C.                                      Depreciation

D.                                     Debt or ground lease payments, costs, fees or expenses, or any interest thereon;

E.                                       Executive salaries and other wages, salaries, compensation, and labor burden for any employee not stationed on the Complex on a full-time basis or any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Complex; other than a 3% management fee to an affiliate of Landlord.

F.                                       Costs occasioned by the act, omission or violation of Law by Landlord, any other occupant of the Complex, or their respective agents, employees or contractors.

G.                                      Costs occasioned by fire, acts of God, or other casualties or by the exercise of the power of eminent domain.

H.                                     Lease payments and costs for capital machinery and equipment, such as air conditioners, elevators, and the like and other costs relating to repairs, alterations, improvements, equipment and tools which could properly be capitalized under generally accepted accounting principles, except to the extent that (i) the foregoing reduces the expenses otherwise payable by Tenant under the Lease and (ii) Tenant’s share of such Cost during any twelve-month period of the Lease is does not exceed the amortized cost of the item over its useful life, based on the interest rate described above.

I.                                          Costs reasonably recoverable from others and costs for which Tenant reimburses Landlord directly or which Tenant pays directly to a third person.

J.                                         Costs to place the Premises in the delivery condition required by this Lease, costs to correct any construction defect in the Complex or to comply with any CC&R’s, underwriter’s requirement or Law applicable to the Premises or the Complex as of the Commencement Date.

K.                                     Costs (i) arising from the disproportionate use of any utility or service supplied by Landlord to any other occupant of the Complex, or (ii) associated with utilities and services of a type not provided to Tenant.

L.                                       Fees, commissions, attorneys’ fees, costs or other disbursements incurred in connection with negotiations or disputes with any other occupant of the Complex and Costs arising from the violation by Landlord or any occupant of the Complex (other than Tenant) of the terms and conditions of any lease or other agreement.

M.                                  Insurance premiums for coverage not customarily paid by tenants of similar projects in the vicinity of the Premises, increases in insurance Costs caused by the activities of another occupant of the Complex, insurance deductibles exceeding $10,000, and co-insurance payments.

N.                                     Costs incurred with respect to any Hazardous Material, except as set forth in Paragraph 43.

Landlord agrees to provide five-day janitorial service for the leased Premises and to maintain the Complex in a first-class manner.

8.             ACCEPTANCE AND SURRENDER OF PREMISES  As of the commencement date, the  building shall be water tight, structurally sound and all of the electrical, mechanical, HVAC, plumbing, elevator and other systems serving the Premises shall be in good condition and repair (herein “good condition and repair”).  Except as expressly required of Landlord in this Lease, by entry hereunder, Tenant accepts the Premises as being in good and sanitary order, condition and repair and accepts the building and improvements included in the Premises in their present condition and without representation or warranty by Landlord as to the condition of such building or as to the use or occupancy which may be made thereof.  Any exceptions to the foregoing must be by written agreement executed by Landlord and Tenant.  Provided Landlord performs its obligation under the first sentence of this Section, Tenant agrees on the last day of the Lease term, or on the sooner termination of this Lease, to surrender the Premises promptly and peaceably to Landlord in “good condition and repair” as defined above, damage by Acts of God, fire, Hazardous Materials (other than Tenant’s Hazardous Materials), repairs that are Landlord’s responsibility under this Lease, and normal wear and tear excepted, with all interior walls repaired, if damaged; the special air conditioning equipment serviced by a reputable and licensed service firm and in good operating condition (provided the maintenance of such equipment has been Tenant’s responsibility during the term of this Lease) together with all alterations, additions and improvements which may have been made in, to, or on the Premises (except movable trade fixtures installed at the expense of Tenant) except that Tenant shall ascertain from Landlord at the time of Tenant’s request for Alterations whether Landlord desires to have the  Premises or any part or parts thereof restored to their condition and configuration prior to Alteration and if Landlord shall so desire, then Tenant shall restore said Premises or such part or parts thereof before the end of this Lease at Tenant’s sole cost and expense (damage by Acts of God, fire, Hazardous Materials (other than tenant’s Hazardous Materials), repairs that are Landlord’s responsibility under this Lease and normal wear and tear excepted).  Tenant, on or before the end of the term or sooner termination of this Lease, shall remove all of Tenant’s personal property and trade fixtures from the Premises, and all property not so removed on or before the end of the term or sooner termination of this Lease shall be deemed abandoned by Tenant and title to same shall thereupon pass to Landlord without compensation to Tenant.  Landlord may, upon termination of this Lease, remove all moveable furniture and equipment so abandoned by Tenant, at Tenant’s sole cost, and repair any damage caused by such removal at Tenant’s sole cost.  If the Premises are not surrendered at the end of the term or sooner termination of this Lease, then except to the extent arising out of the breach of this Lease, negligence or willful misconduct of Landlord, its respective agents, employees, contractors or invitees, Tenant shall indemnify Landlord against loss or liability resulting from the delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay.  Nothing contained herein shall be construed as an extension of the term hereof or as a consent of Landlord to any holding over by Tenant.  The voluntary or other surrender of this Lease or the Premises by Tenant or a mutual cancellation of this Lease shall not work as a merger and, at the option of Landlord, shall either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of all or any such subleases or subtenancies.

Except as expressly set forth in this Lease, TENANT AGREES TO LEASE THE PREMISES IN AN “AS IS” CONDITION, and any other alteration or modifications to the Premises shall be made in accordance with Paragraphs 8 & 9 of the Lease and shall not delay the commencement of the Lease nor delay the payment of rent and all such modifications shall be at Tenant’s sole cost and expense. Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible to pay for the repair of the building due to lack of compliance to any applicable law, as of the commencement date.  Notwithstanding anything herein to the contrary, Landlord at Landlord’s sole cost and expense agrees to perform the following Improvements as indicated below:

A.            The Premises are configured with existing furniture, as shown on Exhibit C (Furniture Plan) attached hereto.  All offices, cubicles and conference rooms within the Premises are already wired for voice and data and said wiring terminates in the server room.  There are 3 cables in a drop to each office, cubicle and conference room, (2) CAT5 cables for data and (1) CAT3 cable split for two voice lines.  Tenant shall pay for any additional wiring or upgrades.

B.            Landlord shall provide the Premises with furniture in the configuration, as shown and detailed on the list attached hereto as Exhibit “C” (Furniture and Equipment Inventory List) and hereinafter referred to as “the Furniture.”  Tenant shall be allowed free use of the furniture during the term of the Lease.  Tenant agrees to repair any damage to the furniture caused by Tenant during the Term of this Lease, normal wear and tear excepted.  Any reconfiguration of the furniture subsequent to the initial reconfiguration necessitated by Tenant’s initial requested improvements or additional furniture required by Tenant shall be at Tenant’s sole cost and expense.

Construction of the supply/copy room (Item C below) and Quality Assurance Lab (Item D below), as shown on Exhibit D attached hereto, will necessitate the removal of the workstations, as shown in red on Exhibit C (Furniture Plan), attached hereto.  The workstations, removed from the Suite 1000 to accommodate construction of Tenant Improvements, shall be made available for Tenant’s use in Suite 130 (see Exhibit F attached hereto).  With respect to the furniture placed in Suite 130, Tenant shall be allowed free use of the furniture during the term of the Lease subject to the same conditions outlined above for the furniture in Suite 1000.  Tenant will be responsible for the cost of wiring Suite 130 with workstations using Landlord’s furniture from Suite 1000 and whatever additional workstations that may be required by Tenant.

C.                                      Construction of a supply/copy room (approximately 16’ x 8’) adjacent to the reception area, as shown on Exhibit  D, attached hereto.

D.                                     Construction of a Quality Assurance Lab, as shown on Exhibit D, attached hereto.  The Quality Assurance Lab to have anti-static floor covering.

E.                                       The installation of a ceiling mounted 5 ton cooling HVAC unit for the Quality Assurance Lab.  In accordance with the provisions of Paragraph 11 herein, the server room will be separately metered to measure the amount of electricity being used by Tenant.

F.                                       Construction of four offices and a demising wall to enclose an area in Suite 130, as shown on Exhibit E, attached hereto.  The office side of the demising wall shall be carpeted with the existing carpet. The shipping and receiving side of the demising wall shall have VCT floor covering.

G.                                      Patch and paint walls, as needed, throughout the Premises.

H.                                     Steam clean carpet throughout Suite 1000.

I.                                          Remodeling of the 10th floor elevator lobby, including the installation of new building standard entry doors.

J.                                         Landlord to provide the initial building standard signs for Tenant on the first floor lobby touch screen directory for Suite 130 and Suite 1000, tenth floor directory and door signage for Suite 130 and Suite 1000.  All subsequent requests for signs shall be at Tenant’s sole cost and expense.  In addition, Tenant will be permitted to install their own customized signage identification in the tenth floor elevator lobby at their own expense and subject to Landlord’s reasonable approval.

K.                                     The two (2) offices, as shown in green on Exhibit A attached hereto; shall be reconfigured as a conference room with a full height glass front, as shown on Exhibit D, attached hereto.

The above items shall be made by Landlord at Landlord’s sole cost and expense, all prior to the commencement date.  Prior to April 1, 2007, Landlord shall provide Tenant with rent-free entry into the Premises for a period of not less than twenty (20) business days for the purpose of installing cable, fixture, equipment and furniture.  Landlord shall provide tenant with reasonable notice of dates such entry will be allowed in order to permit Tenant to schedule its work.  If the Premises are not delivered by Landlord in the condition and with the Improvements described in this Section 8 on or before April 1, 2007 or if Tenant is not so allowed the number of fixturing days described above prior to the date the Lease would have otherwise commneced, then Tenant shall be allowed a day for day rent credit for the number of days on and after April 1, 2007, until such requirements have been met.

9.             ALTERATIONS AND ADDITIONS  Tenant shall not make, or suffer to be made, any alteration or addition to the Premises, or any part thereof, without the written consent of Landlord first hand and obtained by Tenant, but at the cost of Tenant, and any addition to, or alteration of, the Premises, except moveable furniture and trade fixtures, shall at once become a part of the Premises and belong to Landlord.  If Landlord consents to the making of any alteration, addition, or improvement to or of the Premises by Tenant, the same shall be made by Landlord at Tenant’s sole cost and expense, except as provided in Paragraph 8 of this Lease.  Any modifications to the building or building systems required by governmental code or otherwise as a result of Tenant’s alterations, additions or improvements shall be made at  Tenant’s sole cost and expense, except as provided in Paragraph 8 of this Lease.  Tenant shall retain title to all moveable furniture and trade fixtures placed in the Premises.  All heating, lighting, electrical, airconditioning, partitioning, drapery, carpeting and floor installations made by Tenant, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures.  Tenant agrees that it will not proceed to make any alterations or additions, without having obtained consent from Landlord to do so, and until five (5) days from the receipt of such consent, in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant’s improvements.  Tenant will at all times permit such notices to be posted and to remain posted until the completion of work.  Tenant shall, if required by Landlord, secure at Tenant’s own cost and expense, a completion and lien indemnity bond, satisfactory to Landlord, for such work.  Tenant further covenants and agrees that any mechanic’s liens filed against the Premises or against the Complex for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or otherwise, within ten (10) days after notice to Tenant of the filing thereof, at the cost and expense of Tenant.  Any exceptions to the foregoing must be made in writing and executed by both Landlord and Tenant.

10.           DELETED

11.           UTILITIES OF THE BUILDING IN WHICH THE PREMISES ARE LOCATED  As Additional Rent and in accordance with paragraph 4D of this Lease, Tenant shall pay its proportionate share (calculated on a square footage or other equitable basis) of the cost of all utility charges such as water, gas, electricity, sewer service, waste pick-up and any other utilities, materials of services furnished directly to the building in which the Premises are located, including, without limitation, any temporary or permanent utility surcharge or other exactions whether or not hereinafter imposed.  Tenant shall pay the provider directly for telephone, telex, and other electronic comminications services.

Except as herein expressly set forth, Landlord shall not be liable for and Tenant shall not be entitled to any abatement or reduction of rent by reason of any interruption or failure of utility services to the Premises when such interruption or failure is caused by accident, breakage, repair, strikes, lockouts or other labor disturbances or labor disputes of any nature, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord.

Landlord shall furnish to the Premises:

A.	reasonable quantities of water, gas and electricity suitable for the intended use of the Premises,

B.	heat and air conditioning required for the comfortable use and occupation of the Premises for such purposes during the hours of 8:00 a.m. and 6:00 p.m. Monday through Fridays (holidays excepted),

C.	Trash and sewage disposal,

D.	Life safety systems as required by applicable law 24 hours per day, 7 days per week, and

E.	TI communication riser access to Premises.

Tenant agrees that at all times it will cooperate fully with Landlord and abide by all reasonable regulations and requirements that Landlord may prescribe for the proper functioning and protection of the building heating, ventilating and airconditioning systems.  Whenever additiional heat generating machines, equipment, or any other devices (including exhaust fans) are used in the Premises by Tenant which affect the temperature or otherwise maintained by the airconditioning system, Landlord shall have the right to install supplementary airconditioning units in the Premises and the costs thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.  Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises (including, without limitation), unusual electronic data processing machines or machines using current in excess of the voltage provided by existing plugs which will materially increase above building standard the amount of electricity, gas, water or airconditioning usually furnished or supplies to premises being used as general office space, or connect with electric current (except through existing electrical outlets in the Premises), or with gas or water pipes any apparatus or device for the purposes of using electric current, gas or water.  If Tenant shall require water, gas or electric current in excess of that usually furnished or supplied to premises being used as general office space, Tenant shall first obtain the written consent of

Landlord, which consent shall not be unreasonably withheld and Landlord may cause an electric current, gas, or water meter to be installed in the Premises in order to measure the amount of electric current, gas or water consumed for any such excess use.  The cost of any such meter and of the installation, maintenance and repair thereof, all charges for such excess water, gas and electric current consumed (as shown by such meters and at the rates then charged by the furnishing public utility); and any additional expense incurred by Landlord in keeping account of electric current, gas, or water so consumed shall be paid by Tenant, and Tenant agrees to pay Landlord therefor promptly upon demand by Landlord.

12.                                 TAXES

A.  As Additional Rent and in accordance with paragraph 4D of this Lease, Tenant shall pay to Landlord Tenant’s proportionate share of all Real Property Taxes, which prorata share shall be allocated to the leased Premises by square footage or other equitable basis, as calculated by Landlord.  The term “Real Property Taxes”, as used herein, shall mean (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership of the Complex) now or hereafter imposed by any government or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of, all or any portion of the Complex (as now constructed or as may at any time hereafter  be constructed, altered, or otherwise changed) or Landlord’s interest therein; any improvements located within the Complex (regardless of ownership); the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located in the Complex; or parking areas, public utilities, or energy within the Complex; (ii) all charges, levies or fees imposed by reason of environmental regulation or other governmental control of the Complex; and (iii) all costs and fees (including attorney’s fees) reasonably incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax.  If at any time during the term of this Lease the taxation or assessment of the Complex prevailing as of the commencement date of this Lease shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Complex or Landlord’s interest therein or (ii) on or measured by the gross receipts, income or rentals from the Complex, on Landlord’s business of leasing the Complex, or computed in any manner with respect to the operation of the Complex, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Lease.  If any Real Property Tax is based upon property or rents unrelated to the Complex, then only that part of such Real Property Tax that is fairly allocable to the Complex shall be included within the meaning of the term “Real Property Taxes”.  Notwithstanding the foregoing, the term “Real Property Taxes” shall not include (i) estate, inheritance, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources, (ii) assessments, all other governmental levies, and any increases in the foregoing occasioned by or relating to (a) any assets on the Complex owned by a party other than Landlord (or Landlord’s successor) or Tenant, (b) land and improvements not reserved for Tenant’s exclusive or nonexclusive use.

B.            Taxes on Tenant’s Property

(1) Tenant shall be liable for and shall pay ten days before delinquency, taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.  If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant and if Landlord, after written notice to Tenant, pays the taxes based on such increased assessment, which Landlord shall have the right to do so regardless of the validity thereof, but only under proper protest if requested by Tenant, Tenant shall upon demand, as the case may be, repay to Landlord the taxes so levied against Landlord, or the proportion of such taxes resulting from such increase in the assessment; provided that in any such event Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

(2) If after the Commencement Date, Tenant’s Alterations (which shall not include the improvements described in Paragraph 8) causes the value of improvements in the Premises to exceed the average value of improvements in the other tenant spaces in the Complex, then the Real Property Taxes and assessments levied against Landlord or the Complex by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of 12A(i), above.  If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements are assessed at a higher valuation than standard office improvements in other space in the Complex, such records shall be binding on both the Landlord and the Tenant.  If the records of the County Assessor are not available or sufficiently detailed to serve as a basis for making said determination, the actual cost of construction shall be used.

13.           LIABILITY INSURANCE Tenant, at Tenant’s expense, agrees to keep in force during the term of this Lease a policy of commercial general liability insurance with combined limits in the amount of $1,000,000 per occurrence/2,000,000 aggregate for injuries to or death of persons and/or property damage occurring in, on or about the Premises or the Complex.  Certificates of insurance evidencing this coverage shall be furnished to Landlord, in the case of the liability insurance shall name Landlord as additional insured, and shall insure any liability of Landlord, contingent or otherwise, as respects acts or omissions of Tenant, its agents, employees or invitees or otherwise by any conduct or transactions of any of said persons in or about or concerning the Premises, including any failure of Tenant to observe or perform any of its obligations hereunder; shall be issued by an insurance company admitted to transact business in the State of California; and shall provide that the insurance effected thereby shall not be canceled, except upon thirty (30) days’ prior written notice to Landlord.

14.           TENANT’S PERSONAL PROPERTY INSURANCE AND WORKER’S COMPENSATION INSURANCE  Tenant shall maintain a policy or policies of fire and property damage insurance on a “special form” basis with a sprinkler leakage endorsement insuring the personal property, inventory, trade fixtures and leasehold improvements within the leased Premises for the full replacement value thereof.  The proceeds from any of such policies shall be Tenant’s sole property, and in Tenant’s discretion, used for the repair or replacement of such items so insured.

                Tenant shall also maintain a policy or policies of worker’s compensation insurance and any other employee benefit insurance sufficient to comply with all the laws.

15.           PROPERTY INSURANCE Landlord shall purchase and keep in force and, as Additional Rent and in accordance with Paragraph 4D of this Lease, Tenant shall pay to Landlord Tenant’s proportionate share (calculated on a square footage or other equitable basis) of the cost of policy or policies of insurance covering loss or damage to the Premises and Complex in the amount of the full replacement value thereof, providing protection against those perils included within the classification of “special form” insurance and flood and/or earthquake insurance, if available, plus a policy of rental income insurance in the amount of one hundred (100%) percent of twelve (12) months Basic Rent, plus sums paid as Additional Rent.  If such insurance costs are increased due to Tenant’s use of Premises or the Complex for other than office uses, Tenant agrees to pay to Landlord the full cost of such increase.  Subject only to the terms of this Lease, Tenant shall have no interest in nor any right to the proceeds of any insurance procured by Landlord for the Complex.

                Notwithstanding anything to the contrary in this Lease, Landlord and Tenant do each hereby respectively release the other, to the extent of insurance coverage of the releasing party and to the extent the releasing party is required to carry insurance under this Lease, from any liability for loss or damage caused by fire or any of the extended coverage casualties included (or to be included) in the releasing party’s insurance policies, irrespective of the cause of such fire or casualty.

16.           INDEMNIFICATION  Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury to or death of any person or damage to or destruction of property in or about the Premises or the Complex by or from any cause whatsoever, including, without limitation, gas, fire, oil, electricity or leakage of any character from the roof, walls, basement or other portion of the Premises or the Complex but excluding, however, the breach of this Lease or violation of law by Landlord and/or the negligence of Landlord, its agents, servants, employees, invitees, or contractors of which negligence Landlord has knowledge and reasonable time to correct.  Except as to injury to persons or damage to property the principal cause of which is the breach of this Lease or violation of law by Landlord, or the willful misconduct or negligence of Landlord,  Tenant shall hold Landlord harmless from and defend Landlord against any and all expenses, including reasonable attorney’s fees, in connection therewith, to the extent arising out of any injury to or death of any person or damage to or destruction of property occurring in, on or about the Premises, or any part thereof,  as a consequence of the negligence or willful misconduct of Tenant or its agents, employees, or contractors.

17.           COMPLIANCE  Tenant, as its sole cost and expense, shall promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in effect; with the requirements of any board of fire underwriters or other similar body now or hereafter constituted; and with any direction or occupancy certificate issued pursuant to law by any public officer governing the conduct of its activities in the Premises; provided, however, that no such failure shall be deemed a breach of the provisions if Tenant, immediately upon notification, commences to remedy or rectify said failure.  The judgement of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such law, statute, ordinance or governmental rule, regulation, requirement, direction or provision, shall be conclusive of that fact as between Landlord and Tenant.  This paragraph shall not be interpreted as requiring Tenant to make structural changes, repairs to the Premises, or improvements, except to the extent such changes or improvements are required as a result of Tenant’s use of the Premises for other than general office purposes.  Tenant shall, at its sole cost and expense, comply with any and all requirements pertaining to its use of the Premises for other than general office purposes, of any insurance organization or company, necessary for the maintenance of reasonable fire and public liability insurance covering the Premises.

18.           LIENS   Tenant shall keep the Premises and the Complex free from any liens arising out of any work performed, materials furnished or obligation incurred by Tenant.  In the event that Tenant shall not, within ten (10) days following notice to Tenant of the imposition of such lien, cause the same to be released of record, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but no obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien.  All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant on demand with interest at the prime rate of interest as quoted by the Bank of America.

19.           ASSIGNMENT AND SUBLETTING   Tenant shall not assign, transfer or hypothecate the leasehold estate under this Lease, or any interest therein, and shall not sublet the Premises, or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person or entity to occupy or use the Premises, or any portion thereof, without, in each case, the prior written consent of Landlord which consent will not be unreasonably withheld.  Tenant shall, by 30 days’ written notice, advise Landlord of its intent to sublet the Premises or any portion thereof for any part of the term hereof.  As a condition for granting its consent to any subletting, Landlord may require that Tenant agrees to pay to Landlord, as additional rent, all rents or other considerations received by Tenant from its subtenants in excess of the rent payable by Tenant to Landlord hereunder and the costs incurred by Tenant to acquire, document, and perform under the transfer, including without limitation, brokerage commission, fit up cost for the transferee, attorneys’ fees, and the cost incurred by Tenant to provide any other services or equipment to the transferee.  Tenant shall, by 30 days’ written notice, advise Landlord of its intent to sublet substantially all of the Premises for substantially all of the remaining term hereof which notice may be given prior to Tenant’s identification of a particular transferee.  If Tenant intends to assign the lease or sublet substantially all of the Premises for substantially all of the remaining term, then upon receipt of said notice, Landlord may, in its sole discretion, elect to terminate this Lease as to the portion of the Premises described in Tenant’s notice on the date specified in Tenant’s notice.   If Tenant intends to assign the Lease or sublet substantially all of the Premises and Landlord elects to terminate this Lease, this Lease shall be terminated on the date specified in Tenant’s notice.  In the event Tenant is allowed to assign, transfer or sublet the whole or any part of the Premises, with the prior written consent of Landlord, no assignee, transferee or subtenant shall assign or transfer this Lease, either in whole or in part, or sublet the whole or any part of the premises, without also having obtained the prior written consent of Landlord.  A consent of Landlord to one assignment, transfer, hypothecation, subletting, occupation or use by any other person shall not release Tenant from any of Tenant’s obligations hereunder to be deemed to be a consent to any subsequent similar or dissimilar assignment, transfer, hypothecation, subletting, occupation or use by any other person.  Any such assignment, transfer, hypothecation, subletting, occupation or use without such consent shall be void and shall constitute a breach of this Lease by Tenant and shall, at the option of Landlord exercised by written notice to Tenant, terminate this Lease.  The leasehold estate under this Lease shall not, nor. shall any interest therein, be assignable for any purpose by operation of law without the written consent of Landlord.  As a condition to its consent, Landlord may require Tenant to pay all its reasonable expenses in connection with the assignment up to a maximum of $500, and Landlord may require Tenant’s assignee or transferee (or other assignees or transferees) to assume in writing all of the obligations under this Lease and for Tenant to remain liable to landlord under the Lease.  Notwithstanding anything to the contrary in the Lease (A) Tenant may, without Landlord’s prior written consent and without any participation by Landlord in assignment and subletting proceeds, sublet the Premises or assign the Lease to:  (i) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, non-bankruptcy reorganization, or government action; or (iii) a purchaser of substantially all of Tenant’s assets located in the Premises, (B) sale or issuance of Tenant’s capital stock through any public exchange, national market or over-the counter or in consideration of contributions of capital to the Tenant, shall not be deemed an assignment, subletting, or any other transfer of the Lease or the Premises, and (C) Landlord’s consent to any proposed assignment or subletting shall not be unreasonably withheld, conditioned, or delayed and Landlord shall respond within thirty (30) days.

20.           SUBORDINATION AND MORTGAGES   In the event Landlord’s title or leasehold interest is now or hereafter encumbered by a deed of trust, upon the interest of Landlord in the land and buildings in which the demised Premises are located, to secure a loan from a lender (hereinafter referred to as “Lender”) to Landlord, Tenant shall, at the request of Landlord or Lender, execute in writing an agreement subordinating its rights under this Lease to the lien of such deed of trust, or, if so requested, agreeing that the lien of Lender’s deed of trust shall be or remain subject and subordinate to the rights of Tenant under this Lease.  Tenant hereby irrevocably appoints Landlord the attorney in fact of Tenant to execute, deliver and record any such instrument or instruments for and in the name and on behalf of Tenant.  Notwithstanding any such subordination, Tenant’s possession under this Lease shall not be disturbed if Tenant is not in default and so long as Tenant shall pay all rent and observe and perform all of the provisions set forth in this

Lease.  Tenant agrees to send to any mortgagees and/or deed of trust holders, by registered mail, a copy of any notice of default served by Tenant upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing (by way of notice of assignment of rents or otherwise) of the addresses of such mortgages and/or deed of trust holders.  Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, any such mortgagees and/or deed of trust holders shall have an additional thirty (30) days within which to cure such default, or if such default is not reasonably susceptible of cure within that time, then such additional time as may be reasonably necessary if within such (30) days, any mortgagee and/or deed of trust holder has commenced and is diligently pursuing the remedies necessary to cure such default, (including but not limited to commencement of foreclosure proceedings), in which event this Lease shall not be terminated when such remedies are being diligently pursued.

21.           ENTRY BY LANDLORD   Landlord reserves, and shall at all reasonable times have, the right to enter the Premises to inspect them; to perform any services to be provided by Landlord hereunder; to submit the Premises to prospective purchasers, mortgagers or tenants; to post notices of nonresponsibility; and to so long as the change does not interfere with the conduct of Tenant’s business, increase Tenant’s costs, or materially reduce Tenant’s rights, alter, improve or repair the Premises and any portion of the Complex, all without abatement of rent; and may erect scaffolding and other necessary structures in or through the Premises where reasonably required by the character of the work to be performed; provided, however, that the business of Tenant shall be interfered with to the least extent that is reasonably practical.  For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.  Landlord shall also have the right at any time to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or other public parts of the Complex, provided such change does not unreasonably interfere with the conduct of Tenant’s business and to change the name, number or designation by which the Complex is commonly known, and none of the foregoing shall be deemed and actual or constructive eviction of Tenant, or shall entitle Tenant to any reduction of rent hereunder.

22.           BANKRUPTCY AND DEFAULT   The commencement by Tenant of a bankruptcy action or liquidation action or reorganization action or insolvency action or an assignment of or by Tenant for the benefit of creditors, or any similar action undertaken by Tenant, shall, at Landlord’s option, constitute a breach of this Lease by Tenant.  If the trustee or receiver appointed to serve during a bankruptcy, liquidation, reorganization, insolvency or similar action elects to reject Tenant’s unexpired Lease, the trustee or receiver shall notify Landlord in writing of its election within thirty (30) days after an order for relief in a liquidation action or within thirty (30) days after the commencement of any action.

   Within thirty (30) days after court approval of the assumption of this Lease, the trustee or receiver shall cure (or provide adequate assurance to the reasonable satisfaction of

Landlord that the trustee or receiver shall cure) any and all previous defaults under the unexpired Lease and shall compensate Landlord for all actual pecuniary loss and shall provide adequate assurance of future performance under said Lease to the reasonable satisfaction of Landlord.  Adequate assurance of future performance, as used herein, includes, but shall not be limited to: (i) assurance of source and payment of rent, and other consideration due under this Lease; (ii) assurance that the assumption or assignment of this Lease will not breach substantially any provision, such as radius, location, use, or exclusivity provision, in any agreement relating to the above described Premises.

Nothing contained in this section shall affect the existing right of Landlord to refuse to accept an assignment upon commencement of or in connection with a bankruptcy, liquidation, reorganization or insolvency action or an assignment of Tenant for the benefit of creditors or other similar act.  Nothing contained in this Lease shall be construed as giving or granting or creating an equity in the demised Premises to Tenant.  In no event shall the leasehold estate under this Lease, or any interest therein, be assigned by voluntary or involuntary bankruptcy proceeding without the prior written consent of Landlord.  In no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

The failure to perform or honor any covenant, condition or representation made under this Lease shall constitute a default hereunder by Tenant upon expiration of the appropriate grace period hereinafter provided.  Tenant shall have a period of five (5) days from the date of written notice from Landlord within which to cure any default in the payment of rental or adjustments thereto.  Tenant shall have a period of ten (10) days from the date of written notice from Landlord within which to cure any other default under this Lease; provided, however, that if the default cannot reasonably be cured within such 10 day period, Tenant shall have such reasonable time is may reasonably be required to cure such default so long as Tenant commences to cure the default within such 10 day period.  Upon an uncured default of this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

                (a)   The rights and remedies provided for by California Civil Code Section 1951.2, including but not limited to, recovery of the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of rental loss for the same period that Tenant proves could be reasonably avoided, as computed pursuant to subsection (b) of said Section 1951.2.  Any proof by Tenant under subparagraphs (2) and (3) of Section 1951.2 of the California Civil Code of the amount of rental loss that could be reasonably avoided shall be made in the following manner:  Landlord and Tenant shall each select a licensed real estate broker in the business of renting property of the same type and use as the Premises and in the same geographic vicinity.  Such two real estate brokers shall select a third licensed real estate broker, and the three licensed real estate brokers so selected shall determine the amount of the rental loss that could be reasonably avoided from the balance of the term of this Lease after the time of award.  The decision of the majority of said licensed real estate brokers shall be final and binding upon the parties hereto.

(b)   The rights and remedies provided by California Civil Code which allows Landlord to continue the Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, for so long as Landlord does not terminate Tenant’s right to possession; acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(c)   The right to terminate this Lease by giving notice to Tenant in accordance with applicable law.

(d)   The right and power, as attorney-in-fact for Tenant, to enter the Premises and remove therefrom all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant and to sell such property and apply such proceeds therefrom pursuant to applicable California law.

23.           ABANDONMENT   If Tenant shall abandon, vacate or surrender said Premises, or be dispossessed by the process of law, or otherwise, any personal property belonging to Tenant and left on the Premises shall be deemed to be abandoned, at the option of Landlord, except such property as may be mortgaged to Landlord.

24.           DESTRUCTION   In the event the Premises are destroyed in whole or in part or the building in which the Premises are situated is damaged or destroyed to the extent of not less than 33 1/3% of the replacement cost thereof from any cause, Landlord may, at its option:

(a)   Rebuild or restore the Premises to their condition prior to the damage or destruction, or

(b)  Terminate this Lease.  If Landlord terminates this Lease and thereafter restores the damage, tenant shall have the right to reinstate the Lease on its then existing terms for a minimum of a one year term.

If Landlord does not give Tenant notice in writing within thirty (30) days from the destruction of the Premises of its election to either rebuild and restore them, or to terminate this Lease, Landlord shall be deemed to have elected to rebuild or restore them, in which event Landlord agrees, at its expense, promptly to rebuild or restore the Premises to their condition prior to the damage or destruction.  Tenant shall be entitled to a reduction in rent from the date of the casualty and while such repair is being made in the proportion that the area of the Premises rendered not reasonably suitable for the conduct of Tenant’s business by such damage bears to the total area of the Premises.  If the expected restoration time after the date of the casualty exceed 180 days or if Landlord does not complete the rebuilding or restoration within one hundred eighty (180) days following the date of destruction (such period of time to be extended for delays caused by the fault or neglect of Tenant or for not more than 30 days because of Acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, acts of contractors or subcontractors, or delay of the contractors or subcontractors due to such causes or other contingencies beyond the control of Landlord), then Tenant shall have the right to terminate this Lease by giving fifteen (15) days prior written notice to Landlord.  Notwithstanding anything herein to the contrary, Landlord’s obligation to rebuild or restore shall be limited to the building and interior improvements constructed by Landlord as they existed as of the commencement date of the Lease and shall not include restoration of Tenant’s trade fixtures, equipment, merchandise or any improvements, alterations or additions made by Tenant to the Premises.

Unless this Lease is terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect.  Tenant hereby expressly waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4 of the California Civil Code.

In the event the destruction of the Premises is caused by Tenant, Tenant shall pay the deductible portion of Landlord’s insurance proceeds up to a maximum of $10,000.

25.           EMINENT DOMAIN   If all or any part of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, this Lease shall terminate as to any portion of the Premises so taken or conveyed on the date when title vests in the condemnor, and Landlord shall be entitled to any and all payment, income, rent, award or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance, and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired term of this Lease.  Notwithstanding the foregoing paragraph, any compensation specifically awarded Tenant for loss of business, Tenant’s personal property, moving cost or loss of goodwill, shall be and remain the property of Tenant.

If (i) any action or proceeding is commenced for such taking of the Premises or any part thereof, or if Landlord is advised in writing by any entity or body having the right or power of condemnation of its intention to condemn the Premises or any portion thereof, or (ii)any of the foregoing events occur with respect to the taking of any space in the Complex not leased hereby, or any such spaces so taken or conveyed in lieu of such taking and Landlord shall decide to permanently discontinue the use and operation of the Complex, or decide to demolish, alter or rebuild the Complex, then in any of such events Landlord shall have the right to terminate this Lease by giving Tenant written notice thereof within sixty (60) days of the date of receipt of said written advice, or commencement of said action or proceeding, or taking conveyance, which termination shall take place, at the election of Tenant on the last day of the calendar month next following the month in which such notice is given or the date on which title to the Premises shall vest in the condemnor.

In the event of such a partial taking or conveyance of the Premises, if the portion of the Premises or any Tenant parking rights taken or conveyed is so substantial that the Tenant can no longer reasonably conduct its business, Tenant shall have the privilege of terminating this Lease within sixty (60) days from the date of such taking or conveyance, upon written notice to Landlord of its intention so to do, and upon giving of such notice this Lease shall terminate on the last day of the calendar month next following the month in which such notice is given, upon payment by Tenant of the rent from the date of such taking or conveyance to the date of termination.

If a portion of the Premises be taken by condemnation or conveyance in lieu thereof and neither Landlord nor Tenant shall terminate this Lease as provided herein, this Lease shall continue in full force and effect as to the part of the Premises not so taken or conveyed, and the rent herein shall be apportioned as of the date of such taking or conveyance so that thereafter the rent to be paid by Tenant shall be in the ratio that the area of the portion of the Premises not so taken or conveyed bears to the total area of the Premises prior to such taking.

26.           SALE OR CONVEYANCE BY LANDLORD   In the event of a sale or conveyance of the Complex or any interest therein, by any owner of the reversion then constituting Landlord, the transferor shall thereby be released from any further liability upon any of the terms, covenants or conditions (express or implied) herein contained in favor of Tenant which are assumed by the transferee, and in such event, insofar as such transfer is concerned, Tenant agrees to look solely to the responsibility of the successor in interest of such transferor in and to the Complex and this Lease.  This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the successor in interest of such transferor.

27.           ATTORNMENT TO LENDER OR THIRD PARTY   In the event the interest of Landlord in the land and buildings in which the leased Premises are located (whether such interest of Landlord is a fee title interest or a leasehold interest) is encumbered by deed of trust, and such interest is acquired by the lender or any third party through judicial foreclosure or by exercise of a power of sale at private trustee’s foreclosure sale, Tenant hereby agrees to attorn to the purchaser at any such foreclosure sale and to recognize such purchaser as the Landlord under this Lease.  In the event the lien of the deed of trust securing the loan from a Lender to Landlord is prior and paramount to the lease, this Lease shall nonetheless continue in full force and effect for the remainder of the unexpired term hereof, at the same rental herein reserved and upon all the other terms, conditions and covenants herein contained.

28.           HOLDING OVER   Any holding over by Tenant after expiration or other termination of the term of this Lease with the written consent of Landlord delivered to Tenant shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the leased Premises except as expressly provided in this Lease.  Any holding over after the expiration or other termination of the term of this lease, with the consent of Landlord, shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable except that the monthly Basic Rent shall be increased to an amount equal to one hundred fifty (150%) percent of the monthly Basic Rent required during the last month of the Lease term.

29.           CERTIFICATE OF ESTOPPEL   Tenant shall at any time upon not less than ten (10) days’ prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults, if any, are claimed.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.  Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modifications except as may be represented by Landlord; that there are no uncured defaults in Landlord’s performance, and that no more that one month’s rent has been paid in advance.

30.           CONSTRUCTION CHANGES   It is understood that the description of the Premises and the location of the ductwork, plumbing and other facilities therein are subject to such minor changes as Landlord or Landlord’s architect determines to be desirable in the course of construction of the Premises, and no such changes, or any changes in plans for any other portions of the Complex shall affect this Lease or entitle Tenant to any reduction of rent hereunder or result in any liability of Landlord to Tenant so long as such change does not interfere with the conduct of Tenant’s business or adversely effect the Tenant’s rights and obligations.  Landlord does not guarantee the accuracy of any drawings supplied to Tenant and verification of the accuracy of such drawings rests with Tenant.

31.           RIGHT OF LANDLORD TO PERFORM   All terms, covenants and conditions of this Lease to be performed or observed by Tenant shall be performed or observed by Tenant at Tenant’s sole cost and expense and without any reduction of rent.  If Tenant shall fail to pay any sum of money, or other rent, required to be paid by it hereunder or shall fail to perform any other term or covenant hereunder on its part to be performed, and such failure shall continue without the undertaking of a cure by Tenant of 10  (10) days after written notice thereof by Landlord, Landlord, without waiving or releasing Tenant from any obligation of Tenant hereunder, may, but shall not be obligated to, make any such payment or perform any such other term or covenant on Tenant’s part to be performed.  All sums so paid by Landlord and all necessary costs of such performance by Landlord together with interest thereon at the rate of the prime rate of interest per annum as quoted by the Bank of America from the date of such payment of performance by Landlord, shall be paid (and Tenant covenants to make such payment) to Landlord or demand by Landlord, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of non payment by Tenant as in the case of failure by Tenant in the payment of rent hereunder.

32.           ATTORNEYS FEES

                (A)          In the event that Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease, or for any other relief hereunder, then all costs and expenses, including reasonable attorney’s fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgement.

(B)           Should Landlord, through no fault of Landlord, the other occupants of the Complex or their respective agents, employees, contractors or invitees be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord its costs and expenses reasonably incurred in such suit, including a reasonable attorney’s fee.

33.           WAIVER   The waiver by either party of the other party’s failure to perform or observe any term, covenant or condition herein contained to be performed or observed by such waiving party shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent failure of the party failing to perform or observe the same or any other such term, covenant or condition therein contained, and no custom or practice which may develop between the parties hereto during the term hereof shall be deemed a waiver of, or in any way affect, the right of either party to insist upon performance and observance by the other party in strict accordance with the terms hereof.

34.           NOTICES   All notices, demands, requests, advices or designations which may be or are required to be given by either party to the other hereunder shall be in writing.  All notices, demands, requests, advices or designations by Landlord to Tenant shall be sufficiently given, made or delivered if personally served on Tenant  at the notice address set forth below Tenant’s signature or at such other address as Tenant shall hereafter notify Landlord in writing in accordance with this Section or if sent by United States certified or registered mail, postage prepaid, addressed to Tenant.  All notices, demands, requests, advices or designations by Tenant to Landlord shall be sent by United States certified or registered mail, postage prepaid, addressed to Landlord at its offices at 1875 South Grant Street, Suite 100, San Mateo, CA 94402.

                Each notice, request, demand advice or designation referred to in this paragraph shall be deemed received on the date of the personal service or mailing thereof in the manner herein provided, as the case may be.

35.           EXAMINATION OF LEASE   Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and this instrument is not effective as a lease or otherwise until its execution and delivery by both Landlord and Tenant.  Landlord and Tenant mutually intend that neither shall have any binding contractual obligations to the other with respect to the matters referred to herein unless and until this instrument has been fully executed by both parties.

36.           DEFAULT BY LANDLORD  Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event earlier than thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have heretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligations is such than more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  Notwithstanding the foregoing if Landlord’s failure to perform any of its obligations under the Lease results in a condition which is causing or threatens to cause immediate damage to Tenant’s personnel or property, then Landlord shall repair such condition as soon as possible after receiving notice from Tenant.

37.           CORPORATE AUTHORITY

If Tenant is a corporation (or a partnership) each individual executing this Lease on behalf of said corporation (or partnership) represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation (or partnership) in accordance with the by-laws of said corporation (or partnership in accordance with the partnership agreement) and that this Lease is binding upon said corporation (or partnership) in accordance with its terms.

38.           DELETED

39.           LIMITATION OF LIABILITY  In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

(i)            the sole and exclusive remedy shall be against Landlord and Landlord’s assets;

(ii)           no partner of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the partnership)

(iii)          no service of process shall be made against any partner of Landlord (except as may be necessary to secure jurisdiction of the partnership)

(iv)          no partner of Landlord shall be required to answer or otherwise plead to any service of process;

(v)           no judgement shall be taken against any partner of Landlord;

(vi)          any judgement taken against any partner of Landlord may be vacated and set aside at any time without hearing;

(vii)         no writ of execution will ever be levied against the assets of any partner of Landlord;

(viii)        these covenants and agreements are enforceable both by Landlord and also by any partner of Landlord.

(ix)           The term, “Landlord”, as used in this section, shall mean only the owner or owners from time to time of the fee title or the tenant’s interest under a ground lease of the land described in Exhibit “B”, and in the event of any transfer of such title or interest, Landlord herein named (and in case of any subsequent transfers the then grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed which are assumed by the transferee, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee.  Similarly, the obligations contained in this Lease to be performed by Landlord shall be binding on Landlord’s successors and assigns only during their respective period of ownership.  Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.

40.           BROKERS  Tenant warrants that it had dealing with only of the following real estate brokers or agents in connection with the negotiation of this Lease    CB Richard Ellis and Cornish and Carey Commercial     and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Landlord will pay all compensation due to the Brokers with respect to this Lease.

41.           SIGNS   Except as expressly provided in this Lease, no sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, printed or affixed on or to any part of the outside of the Premises or any exterior windows of the Premises without the written consent of Landlord first had and obtained and Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice without notice to and at the expense of Tenant.  If Tenant is allowed to print or affix or in any way place a sign in, on, or about the Premises, then upon expiration or other sooner termination of this Lease, Tenant at Tenant’s sole cost and expense shall both remove such sign and repair all damage in such manner as to restore all aspects of the appearance of the Premises to the condition prior to the placement of said sign.

                Except as expressly provided in this Lease, all approved signs or lettering on outside doors shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved of by Landlord.  Tenant shall not place anything or allow anything to be placed near the glass of any window, door partition or wall which may appear unsightly from outside the Premises.

42.           FINANCIAL STATEMENTS   In the event Tenant tenders to Landlord any information on the financial stability, credit worthiness or ability of the Tenant to pay the rent due and owing under the Lease, then Landlord shall be entitled to rely upon the information provided in determining whether or not to enter into this Lease Agreement with Tenant and Tenant hereby represents and warrants to Landlord the following: (i) That all documents provided by Tenant to Landlord are true and correct copies of the original; and (ii) Tenant has not withheld any information from Landlord which is material to Tenant’s credit worthiness, financial condition or ability to pay the  rent; and (iii) all information supplied by Tenant to Landlord is true, correct and accurate; and (iv) no part of the information supplied by Tenant to Landlord contains misleading or fraudulent statements.

                A default under this paragraph shall be a non-curable default on behalf of Tenant and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or available to Landlord under the laws of the State of California.

43.           HAZARDOUS MATERIALS

                A.            As used herein, the term “Hazardous Material” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property including all of those materials and substances designated or defined as “hazardous” or “toxic” by (i) the Environmental Protection Agency, the California Water Quality Control Board, the Department of Labor, the California Department of Industrial Relations, the Department of Transportation, the Department of Agriculture, the Consumer Product Safety Commission, the Department of Health and Human Services, the Food and Drug Agency or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment, or by (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended; the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., as amended; the Hazardous Waste Control Law,

California Health & Safety Code 25100 et seq., as amended; Sections 66680 through 66685 of Title 22 of the California Administration Code, Division 4, Chapter 30, as amended; and in the regulations adopted and publications promulgated pursuant to said laws.

B.            Tenant shall not cause any Hazardous Material to be improperly or illegally used, stored, discharged, released or disposed of in, from, under or about the Premises or the Complex, or any other land or improvements in the vicinity of the Premises or the Complex during the Lease Term (“Tenant’s Hazardous Materials”).   Without limiting the generality of the foregoing, Tenant, at its sole cost, shall comply with all laws relating to such Hazardous Materials.  If the presence of any Tenant’s Hazardous Materials on the Premises or the Complex results in contamination of the Premises or the Complex or any soil or about the Premises or the Complex, Tenant, as its expense shall promptly take all actions necessary to return the Premises or the Complex to the condition existing prior to the appearance of such Hazardous Material.  The termination of this Lease shall not terminate or reduce the liability or obligation of Tenant under this Section, or as may be required by law, to clean up, monitor or remove any Hazardous Materials from the Premises or the Complex.

Tenant shall defend, hold harmless and indemnify Landlord and its agents and employees with respect to all claims, damages and liabilities to the extent arising out of or in connection with any Tenant’s Hazardous Material used, stored, discharged, released or disposed of in, from, under or about the Premises or the Complex, including, without limitation, any cost of monitoring or removal, any reduction in the fair market value or fair rental value of the Premises or the Complex and any loss, claim or demand by any third person or entirely relating to bodily injury or damage to real or personal property.

Tenant shall not suffer any lien to be recorded against the premises or the Complex as a consequence of such Tenant’s Hazardous Material, including any so called state, federal or local “super fund” lien related to the “clean up” of a Hazardous Material in or about the Premises, where said Hazardous Material is or was attributable to the activities of Tenant.

C.            In the event Hazardous Materials are discovered in or about the Premises or the Complex, and Landlord has substantial reason to believe that they are Tenant’s Hazardous Materials, then Landlord shall have the right to appoint a consultant, at Tenant’s expense, to conduct an investigation to determine whether Hazardous Materials are located in or about the Premises or the Complex and to determine the corrective measures, if any, required to remove such Hazardous Materials.  Tenant, at its expense, shall comply with all recommendations of the consultant, as required by law with respect to Tenant’s Hazardous Materials.  To the extent it is determined that Tenant was not responsible for the presence of the Hazardous Materials, then Landlord shall reimburse Tenant for any costs incurred by Landlord and paid by Tenant under the terms of this paragraph 45.C.

Tenant shall immediately notify Landlord of any inquiry, test, investigation or enforcement proceeding by or against Tenant or the Premises or the Complex concerning a Hazardous Material.  Tenant acknowledges that Landlord, as the owner of the Property, at its election, shall have the right, at Tenant’s expense, to negotiate, defend, approve and appeal any action taken or order issued with regard to a Tenant’s Hazardous Material by an applicable governmental authority.  Provided Tenant is not in default under the terms of this Lease, Tenant shall likewise have the right to participate in any negotiations, approvals or appeals of any actions taken or orders issued with regard to the Tenant’s Hazardous Material and Landlord shall not have the right to bind Tenant in said actions or orders.

D.            It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or subletting if (i) the proposed assignee’s or subtenant’s anticipated use of the Premises involves the storage, use or disposal of Hazardous Material; (ii) if the proposed assignee or subtenant has been required by any prior landlord, lender or governmental authority to “clean up” Hazardous Material; (iii) if the proposed assignee or subtenant is subject to investigation or enforcement order or proceeding by any governmental authority in connection with the use, disposal or storage of a Hazardous Material.

E.             Tenant shall surrender the Premises to Landlord, upon the expiration or earlier termination of the Lease, free of Tenant’s Hazardous Materials.  If Tenant fails to so surrender the Premises, Tenant shall indemnify and hold Landlord harmless from all damages resulting from Tenant’s failure to surrender the Premises as required by this paragraph, including, without limitation, any claims or damages in connection with the condition of the Premises including, without limitation, damages occasioned by the inability to relet the Premises or a reduction in the fair market and/or rental value of the Premises or the Complex by reason of the existence of any Hazardous Materials, which are or were attributable to the activities of Tenant, in or around the Premises or the Complex.     Notwithstanding any provision to the contrary in this Lease, if any action is required to be taken by a governmental authority to clean-up, monitor or remove any Tenant’s Hazardous Materials from the Premises or the Complex and such action is not completed prior to the expiration or earlier termination of the Lease, then at  Landlord’s election (i) until the date the clean-up, monitoring or removal procedure for Tenant’s Hazardous Materials is completed, Tenant shall reimburse Landlord for all rental loss attributable to such Tenant’s Hazardous Materials upon demand; or (ii) Tenant shall be deemed to have impermissibly held over and Landlord shall be entitled to all damages directly or indirectly incurred in connection with such holding over, including without limitation damages occasioned by the inability to relet the Premises or a reduction in the fair market and/or fair rental value of the Premises or the Complex by reason of the existence of the Hazardous Material.

F.             Upon the Lease Commencement Date, Tenant shall provide to Landlord a complete list of all chemicals, toxic waste or Hazardous Materials employed by Tenant within the Premises.  Throughout the terms of the Lease, Tenant shall continue to update this list of chemicals, contaminants and Hazardous Materials.

44.           MISCELLANEOUS AND GENERAL PROVISIONS

                a.  Tenant shall not, without the written consent of Landlord, use the name of the building for any purpose other than as the address of the business conducted by Tenant in the Premises.

b.  This Lease shall in all respects be governed by and construed in accordance with the laws of the State of California.  If any provision of this Lease shall be invalid, unenforceable or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full force and effect.

c.  The term “Premises” includes the space leased hereby and any improvements now or hereafter installed therein or attached thereto and the parking and other appurtenant rights granted to Tenant by this Lease.  The term “Landlord” or any pronoun used in place thereof includes the plural as well as the singular and the successors and assigns of Landlord.  The term “Tenant” or any pronoun used in place thereof includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations, and each of their respective heirs, executors, administrators, successors and permitted assigns, according to the context hereof, and the provisions of this Lease shall injure to the benefit of and bind such heirs, executors, administrators, successors and permitted assigns.

    The term “person” includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations.  Words used in any gender include other genders.  If there be more than one Tenant the obligations of Tenant hereunder are joint and several.  The paragraph headings of this Lease are for convenience of reference only and shall have no effect upon the construction or interpretation of any provision hereof.

d.  Time is of the essence of this Lease and of each and all of its provisions.

e.  At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord, within ten (10) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the real property of which Tenant’s Premises are a part.

f.  This instrument along with any exhibits and attachments hereto constitutes the entire agreement between Landlord and Tenant relative to the Premises and this agreement and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both Landlord and Tenant.  Landlord and Tenant hereby agree that all prior or contemporaneous oral agreements between and among themselves and the agents or representatives relative to the leasing of the Premises are merged in or revoked by this agreement.

g.  Neither Landlord nor Tenant shall record this Lease or a short form memorandum hereof without the consent of the other.

h.  Tenant further agrees to execute any amendments required by a lender to enable Landlord to obtain financing, so long as Tenant’s rights and obligations hereunder are not affected.

i.  Paragraph(s)   N/A        through    N/A       are/is added hereto and are/is included as a part of this Lease.

j.  Clauses, plats and riders, if any, signed by Landlord and Tenant and endorsed on or affixed to this Lease are a part hereof.

k.  Tenant covenants and agrees that no diminution or shutting off of light, air or view by any structure which may be hereafter erected (whether or not by Landlord) shall in any way affect this Lease, entitle Tenant to any reduction of rent hereunder or result in any liability of Landlord to Tenant.

l.  Whenever the Lease requires an approval, consent, designation, determination or judgment by either Landlord or Tenant, such approval, consent, designation, determination or judgment (including, without limiting the generality of the foregoing, those required in connection with assignment and subletting) shall not be unreasonably withheld or delayed and in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

m.  Any expenditure by a party permitted or required under the Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours notice to Landlord at any time after occurrence of the event of interfering with Tenant’s use.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.

LANDLORD:		TENANT:

CROSSROADS ASSOCIATES		AVISTAR COMMUNICATIONS
CORPORATION,
a Delaware Corporation

By	/s/Greg Osborn	By	/s/ Robert J. Habig
Title	Partner	Title	Chief Financial Officer

Address for Notices after the
Commencement Date:

CLOCKTOWER ASSOCIATES	1875 South Grant Street, Suite 1000
San Mateo, CA 94402
Attn: Chief Financial Officer

BY	Address for Notes before the
Commencement Date:

Title

Attn: Chief Financial Officer